Exhibit 99.1

Media Contacts:
Sarah Beck
Orkin
404.888.2917

Manning Fairey
Jackson Spalding
For Orkin

404.214.3596

Rollins, Inc. Announces Executive Promotions

ATLANTA, Jan. 25, 2010 — Rollins, Inc., a nationwide consumer services company (NYSE: ROL), announced today the promotion of Gene Iarocci to vice president of Corporate Administration. Additionally, the Company announced the promotion of Freeman Elliott to vice president of Orkin’s Atlantic Division and the addition of Greg Clendenin as president of Orkin’s Southeast Division. Orkin is a wholly-owned subsidiary of Rollins.

“Our employees have made Rollins the leader in the pest control industry,” said Gary W. Rollins, president and CEO of Rollins. “The leadership of these three individuals will allow us to continue to execute our business plans, expand our company and provide our customers with extraordinary pest control service.”

Iarocci has more than 20 years experience in multi-unit management with a number of service and manufacturing industries, including Union Carbide Corporation where he worked for 24 years. He has been with Orkin for seven years, serving most recently as president of Orkin’s Atlantic Division before his promotion to vice president of Rollins’ Corporate Administration.

Elliott began his Orkin career as a lawn care technician in 1991, following graduation from the University of Georgia. He quickly moved through the Company, working as service manager, branch manager, national service manager and most recently, assistant to the president of Orkin’s Atlantic Division. In his new role, Elliott will oversee approximately 70 locations in Orkin’s Atlantic Division.

Clendenin joins Orkin with 30 years of pest control industry experience. Most recently, he was president and CEO for Middleton Lawn and Pest Control and before that, COO of Sears Authorized Termite & Pest Control. Clendenin is a highly respected industry leader and will oversee 63 locations in Orkin’s Southeast Division.

About Rollins, Inc.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Mexico, Central America, the Middle East, the Caribbean and Asia. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/ facilities management, schools and institutions. Learn more about Orkin on our Web site at www.orkin.com. Orkin is a wholly-owned subsidiary of Rollins, Inc. (NYSE: ROL).

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